EXHIBIT 99.2

inTEST Corporation

FOURTH QUARTER 2019 EARNINGS ANNOUNCEMENT

CONFERENCE CALL SUPPLEMENTAL INFORMATION

FEBRUARY 28, 2020

inTEST Corporation (NYSE American: INTT) is providing Supplemental Information in conjunction with our 2019 fourth quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, Friday, February 28, 2020, at 8:30 am EST. To access the conference call, please dial (323) 794-2598 or (800) 458-4121. The passcode for the conference call is 1878028. Please reference the inTEST 2019 Q4 and Year-End Financial Results Conference Call. In addition, a live webcast will be available on inTEST’s website, www.intest.com under the “Investors” section and a replay of the webcast will be available for one year following the live broadcast.

The historical roots of inTEST serve the inherently cyclical semiconductor market. In addition, we also serve a number of diversified growth markets for our precision equipment. As the cornerstone of inTEST, the semiconductor market (Semi Market) is an important component of our business. Complementing this market is our ‘Non-Semi’ market, which is referred to as ‘Multimarket.’ ‘Multimarket’ represents our diversification and refers to any markets other than the semiconductor market. This stems from our strategic objective of growing our business in non-semiconductor markets both organically as well as through acquisition. It is important to note that business within our Thermal segment can fall into either ‘Semi’ or ‘Multi,’ depending upon how our customers utilize our products or upon their respective applications.

Please see the “Reconciliation of Net Earnings (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)” later in this document for more details on non-GAAP financial measures, as well as a reconciliation from net earnings (loss) to Adjusted EBITDA, a non-GAAP financial measure.

Summary of Business and Financial Highlights

Today we reported the following results for the fourth quarter of 2019:

●

Bookings were $11.1 million, down 20% from $13.9 million reported for Q3 2019, and down 39% from $18.4 million reported for Q4 2018. Multimarket bookings were 59% of total bookings for Q4 2019, compared to 52% in Q3 2019 and 41% in Q4 2018.

●

Net revenues were $13.6 million, down 7% from $14.6 million reported for Q3 2019, and down 26% from $18.4 million reported for Q4 2018. Multimarket net revenues were 55% of total net revenues for Q4 2019, compared to 51% in Q3 2019 and 44% in Q4 2018.

●	Gross margin was $6.5 million or 48%, down from $7.2 million or 49% reported for Q3 2019, and down from $9.0 million or 49% reported for Q4 2018.
●	Operating income was $596,000, down from $806,000 reported for Q3 2019 and up from an operating loss of ($463,000) reported for Q4 2018.
●

Net earnings were $724,000 or $0.07 per diluted share, up from $647,000 or $0.06 per diluted share reported for Q3 2019, and up from a net loss of ($792,000) or ($0.08) per diluted share reported for Q4 2018.

Summary of Bookings and Net Revenues

Bookings by end market served in dollars and as a percentage of total bookings and net revenues by end market served in dollars and as a percentage of total net revenues for the periods presented:

($ in 000s)	Three Months Ended
					Change				Change
	12/31/2019		9/30/2019		$	%	12/31/2018		$	%
Bookings
Industrial	$3,825	34.3%	$4,978	35.9%	$(1,153)	-23.2%	$5,555	30.2%	$(1,730)	-31.1%
Electronic Test	2,703	24.3%	2,277	16.5%	426	18.7%	1,995	10.9%	708	35.5%
Multimarket (Non-Semi)	$6,528	58.6%	$7,255	52.4%	$(727)	-10.0%	$7,550	41.1%	$(1,022)	-13.5%
Semi Market	4,612	41.4%	6,602	47.6%	(1,990)	-30.1%	10,836	58.9%	(6,224)	-57.4%
	$11,140	100.0%	$13,857	100.0%	$(2,717)	-19.6%	$18,386	100.0%	$(7,246)	-39.4%

Net Revenues
Industrial	$5,248	38.6%	$5,758	39.4%	$(510)	-8.9%	$4,991	27.1%	$257	5.1%
Electronic Test	2,291	16.8%	1,748	11.9%	543	31.1%	3,063	16.6%	(772)	-25.2%
Multimarket (Non-Semi)	$7,539	55.4%	$7,506	51.3%	$33	0.4%	$8,054	43.7%	$(515)	-6.4%
Semi Market	6,075	44.6%	7,126	48.7%	(1,051)	-14.7%	10,381	56.3%	(4,306)	-41.5%
	$13,614	100.0%	$14,632	100.0%	$(1,018)	-7.0%	$18,435	100.0%	$(4,821)	-26.2%

Fourth quarter Multimarket bookings were $6.5 million, or 59% of total bookings, compared with $7.3 million, or 52% of total bookings in the third quarter.

Fourth quarter Multimarket net revenues were $7.5 million, or 55% of total net revenues, compared with $7.5 million, or 51% of total net revenues in the third quarter.

Summary of Component Material Costs, Cost of Revenues and Gross Margin

Component material costs, cost of revenues and gross margin by segment in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s)	Three Months Ended
	12/31/2019		9/30/2019		12/31/2018
Thermal
Component material costs	$3,165	31.5%	$3,335	31.4%	$4,773	33.7%
Cost of revenues	$5,375	53.5%	$5,542	52.2%	$7,312	51.7%
Gross margin	$4,673	46.5%	$5,080	47.8%	$6,833	48.3%

EMS
Component material costs	$1,123	31.5%	$1,260	31.4%	$1,439	33.5%
Cost of revenues	$1,774	49.7%	$1,885	47.0%	$2,119	49.4%
Gross margin	$1,792	50.3%	$2,125	53.0%	$2,171	50.6%

Consolidated
Component material costs	$4,288	31.5%	$4,595	31.4%	$6,212	33.7%
Cost of revenues	$7,149	52.5%	$7,427	50.8%	$9,432	51.2%
Gross margin	$6,465	47.5%	$7,205	49.2%	$9,004	48.8%

Fourth quarter gross margin was $6.5 million, or 48%, as compared with $7.2 million, or 49%, in the third quarter. The reduction in the gross margin was the result of an increase in our fixed manufacturing costs as a percentage of net revenues in the fourth quarter. Consolidated component material costs increased from 31.4% in Q3 to 31.5% in Q4, reflecting higher component material costs in both our Thermal and EMS segments, reflecting less favorable product and customer mixes in both segments.

Fixed manufacturing costs increased $98,000 or 4% sequentially, to $2.5 million in Q4 2019, and were less favorably absorbed in the fourth quarter due to the lower net revenues. As a result, these costs represented 18.1% of our net revenues in the fourth quarter as compared to 16.1% in the third quarter. The increase in the dollar amount of our fixed manufacturing costs was driven by increased salary and benefits in our Thermal segment.

Summary of Results of Operations

Results of operations in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s, except per share data)	Three Months Ended
					Change				Change
	12/31/2019		9/30/2019		$	%	12/31/2018		$	%
Net revenues	$13,614	100.0%	$14,632	100.0%	$(1,018)	-7.0%	$18,435	100.0%	$(4,821)	-26.2%
Cost of revenues	7,149	52.5%	7,427	50.8%	(278)	-3.7%	9,431	51.2%	(2,282)	-24.2%
Gross margin	6,465	47.5%	7,205	49.2%	(740)	-10.3%	9,004	48.8%	(2,539)	-28.2%
Selling expense	1,955	14.3%	2,044	14.0%	(89)	-4.4%	2,306	12.5%	(351)	-15.2%
R&D expense	1,211	8.9%	1,261	8.6%	(50)	-4.0%	1,175	6.4%	36	3.1%
G&A expense	2,703	19.9%	3,094	21.1%	(391)	-12.6%	3,158	17.1%	(455)	-14.4%
Adjust to CCL	-	-	-	-	-	-	2,828	15.3%	(2,828)	-100.0%
Operating expenses	5,869	43.1%	6,399	43.7%	(530)	-8.3%	9,467	51.3%	(3,598)	-38.0%
Operating income (loss)	596	4.4%	806	5.5%	(210)	-26.1%	(463)	-2.5%	1,059	-228.7%
Other income (expense)	52	0.4%	(12)	-0.1%	64	533.3%	(34)	-0.2%	86	252.9%
Pre-tax income (loss)	648	4.8%	794	5.4%	(146)	-18.4%	(497)	-2.7%	1,145	-230.4%
Income tax expense (benefit)	(76)	-0.5%	147	1.0%	(223)	151.7%	295	1.6%	(371)	-125.8%
Net income (loss)	$724	5.3%	$647	4.4%	$77	-11.9%	$(792)	-4.3%	$1,516	191.4%

Diluted EPS	$0.07		$0.06				$(0.08)
Weighted Avg Shares - diluted	10,299		10,430				10,367

Adjusted EBITDA	$1,111	8.2%	$1,276	8.7%	$(165)	-12.9%	$2,832	15.4%	$(1,721)	-60.8%

Results of Operations Highlights

Selling expense declined by 4% sequentially to $2.0 million for the fourth quarter. The $89,000 reduction in selling expense in the fourth quarter was primarily driven by reduced commission, warranty and travel expenses, which were partially offset by increased advertising expenses.

Engineering and product development expense decreased from $1.3 million for the third quarter to $1.2 million in the fourth quarter, a decrease of $50,000 or 4% sequentially. The decrease was driven by reduced spending on development materials and third-party consultants, partially offset by increased patent legal costs.

General and administrative expense declined from $3.1 million for the third quarter to $2.7 million for the fourth quarter, a decrease of $391,000 or 13%. The decrease was primarily driven by reduced levels of professional fees, and, to a lesser extent, to the reversal of previously accrued bonuses.

Other income was $52,000 in the fourth quarter as compared to other expense of $12,000 in the third quarter. The change in other income was driven by foreign exchange transaction gains in the fourth quarter compared to foreign exchange transaction losses in the third quarter.

We accrued an income tax benefit of ($76,000) for the fourth quarter compared to income tax expense of $147,000 recorded in the third quarter. Our effective tax rate was (12%) in Q4 compared to 19% in the third quarter. The income tax benefit booked in the fourth quarter was the result of reconciling the impact of the FDII deduction allowed under the new tax law, which benefits companies that manufacture in the U.S. and have significant overseas sales, as well as book to tax return adjustments. We currently expect that our effective tax rate will range from 15.5% to 16.5% in 2020.

For the quarter ended December 31, 2019, we had net earnings of $724,000 or $0.07 per diluted share, compared to $647,000 or $0.06 per diluted share for the third quarter.

Diluted weighted average shares outstanding were 10,298,535 for the fourth quarter of 2019. We did not issue any shares of restricted stock during the fourth quarter and repurchased 190,150 shares at a cost of $963,000 during the quarter under our buyback plan, which began on September 18, 2019. Through February 27, 2020, we have repurchased 238,614 shares at a total cost of $1.2 million.

Depreciation expense was $150,000 for the fourth quarter (compared to $170,000 in the third quarter), while acquired intangible amortization was $313,000 (compared to $312,000 for the third quarter). Restricted stock compensation expense was $246,000 for the fourth quarter of 2019.

EBITDA decreased from $1.3 million for the third quarter to $1.1 million reported for the fourth quarter.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at the end of the fourth quarter were $7.6 million, down $413,000 from September 30, 2019. During the quarter we had cash flow from operations of $726,000 and spent $963,000 on the repurchase of our common stock. Today cash stands at $7.3 million.

We currently expect cash and cash equivalents to decline during the first quarter due to our projected operating loss. This reduction is before the impact of any potential acquisition related activities, as well as the impact on cash from the stock buyback.

Accounts receivable increased to $9.3 million or 63 DSO at December 31, 2019.

Inventories decreased $539,000 to $7.2 million at December 31, 2019, which corresponded to 152 days of inventory.

Capital expenditures during the fourth quarter were $207,000, up from $115,000 in the third quarter.

The backlog at the end of December was $5.5 million, down from $8.0 million at September 30, 2019.

Reconciliation of Net Earnings (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

($ in 000s)	Three Months Ended
	12/31/2019	9/30/2019	12/31/2018

Net earnings (loss) (GAAP)	$724	$647	$(792)
Acquired intangible amortization	313	312	317
Interest expense	-	-	-
Income tax expense (benefit)	(76)	147	295
Depreciation	150	170	184
EBITDA (Non-GAAP)	1,111	1,276	4
Contingent consideration liability	-	-	2,828
Adjusted EBITDA (Non-GAAP)	$1,111	$1,276	$2,832

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, we also disclose adjusted EBITDA, which is a non-GAAP financial measure. EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation and the contingent consideration liability adjustment to net earnings (loss). Adjusted EBITDA is derived by removing any change in the fair value of our contingent consideration liability from EBITDA. These non-GAAP financial measures are provided as a complement to the results provided in accordance with GAAP. EBITDA and Adjusted EBITDA are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges and changes in the estimate of future consideration that may be paid out related to our prior acquisitions as these expenses or income items may not be indicative of our current core business or future outlook. These non-GAAP financial measures are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation from net earnings (loss) to adjusted EBITDA, is contained in the table above. The presentation of a non-GAAP financial measure is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

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Forward-Looking Statements

This Supplemental Information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” or “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the potential impact of the coronavirus outbreak on our business; indications of a change in the market cycles in the semiconductor and automated test (ATE) markets or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement made by inTEST in this document is based only on information currently available to inTEST and speaks to circumstances only as of the date on which it is made. inTEST undertakes no obligation to update the information in this document to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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